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November 10, 1998




Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Commissioners:

We have read the statements made by Transderm Laboratories Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of November 1998. We agree with the statements concerning our Firm in such Form 8-K except that we have no basis to agree or disagree with the Company's commentary on the selection of new auditors.

Very truly yours,



PricewaterhouseCoopers LLP